UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. 1)*


BRAVO! FOODS INTERNATIONAL CORP.

-------------------------------------------------------------------------------

                                (Name of Issuer)

COMMON STOCK, PAR VALUE $0.001 PER SHARE
-------------------------------------------------------------------------------

                         (Title of Class of Securities)

10566101
-------------------------------------------------------------------------------

                                 (CUSIP Number)


May 2, 2003
-------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  10566101.                 13G                    Page 2 of 4 Pages


_______________________________________________________________________________
_
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


LARRY FRISMAN
_______________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_______________________________________________________________________________
3.   SEC USE ONLY



_______________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES

_______________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
   SHARES
                       2,208,500
              _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
  OWNED BY
                       494,000 shares owned by Anne Frisman,
                       Larry Frisman's wife to which Mr. Frisman
                       disclaims beneficial ownership
              _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING
                       2,208,500
              _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
   WITH
                       494,000 shares owned by Anne Frisman,
                       Larry Frisman's wife to which Mr. Frisman
                       disclaims beneficial ownership
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,702,500
_______________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          []

_______________________________________________________________________________
_
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.5%
_______________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


IN
_______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 10566101                    13G                    Page 3 of 4 Pages


Item 1(a).  Name of Issuer:

Bravo Foods International Corp.

____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                11300 U.S. Highway 1, Suite 202
                North Palm Beach, FL 33408

____________________________________________________________________

Item 2(a).  Name of Person Filing:

                Larry Frisman


____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                7533 Isle Verde Way
                Delray Beach, Florida 33446

____________________________________________________________________

Item 2(c).  Citizenship:

                United States
____________________________________________________________________

Item 2(d).  Title of Class of Securities:

                Common Stock

____________________________________________________________________

Item 2(e).  CUSIP Number:

                10566101

____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
               Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 10566101                   13G                    Page 4 of 4 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  2,702,500
______________________________________________________________________

     (b)  Percent of class:  10.5%
______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 2,208,500,


          (ii)  Shared power to vote or to direct the vote 494,000,


          (iii) Sole power to dispose or to direct the disposition of 2,208,500,


          (iv) Shared power to dispose or to direct the disposition of 494,000



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].



_______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


_______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                Not Applicable

_______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

                Not Applicable

_______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

                Not Applicable

______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        May 2, 2003
                                        ---------------------------------------
-
                                                        (Date)



                                        /s/ Larry Frisman
                                        ---------------------------------------
                                        Larry Frisman




Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).